SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12


                               SERVICE 1st BANCORP
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                                       N/A
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No Fee Required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)   Title of each class of securities to which transaction applies: N/A

2)   Aggregate number of securities to which the transaction applies: N/A

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.): N/A

4)   Proposed maximum aggregate value of transaction: N/A

5)   Total fee paid:
     [ ]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)  Amount Previously Paid: N/A

          2)  Form, Schedule or Registration Statement No.: N/A

          3)  Filing Party: N/A

          4)  Date Filed: N/A

May 18, 2004




Dear Shareholder:

Recently you received the 2004 Proxy Statement together with the Annual Report and Proxy Card for Service 1st Bancorp. It is very important that you vote your Proxy to ensure a quorum for the Annual Meeting on May 27, 2004. The Proxy this year asks you to reapprove the slate of directors and reappoint our auditors, Vavrinek, Trine & Day. It also asks you to approve a new Stock Option Plan. In essence, this new plan replaces the prior plan. The total shares being requested is 169,000 versus 69,000 shares that were approved but not granted under the old plan This incremental increase is less than 9% of the current number of outstanding shares.

The Stock Option Plan that our shareholders approved in 2000 was frozen and terminated with the formation of the holding company. Therefore, we have no ability to grant additional options in order to attract and reward outstanding talent that will ensure the ongoing success of your Company.

Your Board of Directors requests that you vote in favor of the Stock Option Plan. Therefore, please return your Proxy Cards marked "FOR" all requested proposals. Should you have any questions, I would be pleased to discuss the issues. Please call me direct at (209) 820-7953.

You may return your Proxy Cards directly to Service 1st Bank or if the card was sent from your broker, you may vote by calling 1-800-454-8683 or you may vote online at www.proxyvote.com. We encourage you to vote on or before May 24, 2004.

As always, we thank you for the support you have given to your Service 1st Bank team. Sincerely,


/s/ JOHN O. BROOKS
-----------------------
John O. Brooks
Chief Executive Officer
Chairman of the Board
Service 1st Bancorp